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                    April 20, 2021

       Milton Childress
       Chief Financial Officer
       EnPro Industries, Inc.
       5605 Carnegie Boulevard
       Suite 500
       Charlotte, NC 28209

                                                        Re: EnPro Industries,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-31225

       Dear Mr. Childress :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Robert McLean